EXHIBIT 99.1

MELA Sciences Announces Election of R. Rox Anderson, M.D.,
to Board of Directors

Horsham, PA, October 13, 2015 — MELA Sciences, Inc. (NASDAQ: MELA), a medical technology company dedicated to developing and commercializing innovative products for the diagnosis and treatment of serious dermatological disorders, announced today that R. Rox Anderson, M.D., was elected to the Company's board of directors at its Annual General Meeting of Stockholders held on September 30, 2015 in Philadelphia, PA. With Dr. Anderson's election, the MELA board of directors has increased to seven members, six of whom are independent.

Jeffrey F. O'Donnell, Chairman of the MELA Board, stated, "Having Dr. Anderson on our Board benefits MELA in so many ways, not the least of which is that Dr. Anderson led the team that developed the first XTRAC® system at Massachusetts General Hospital.  He is very familiar with the product, its history and potential. The Board will benefit from his knowledge and counsel. On a personal level, I am very pleased to have the opportunity to work with him again."

"We are delighted to have Dr. Anderson as a member of MELA's board of directors," said Michael R. Stewart, MELA's President and CEO.  "Dr. Anderson is a key thought leader in the treatment of dermatological disorders, and conceived and developed many of the non-scarring laser treatments now widely used in dermatology. He has an extensive academic background and impeccable reputation. His significant knowledge and accomplishments in photomedicine will be invaluable to the Company as we integrate our recent acquisition of the XTRAC and VTRAC® businesses and seek new areas of growth in dermatology."

"I am excited to have joined MELA's Board at this stage in the Company's development," said Dr. Anderson. "I am very familiar with the recently acquired XTRAC and VTRAC systems and believe that MELA is now poised to become an important commercial player in dermatology. I look forward to assisting the Company in achieving that status."

R. Rox Anderson, M.D., is a professor at Harvard Medical School, an adjunct professor at MIT, and director of the Wellman Center for Photomedicine at Massachusetts General Hospital in Boston. The Wellman Center is the world's largest academic facility dedicated to photomedicine. After graduating from MIT, Dr. Anderson received an M.D. degree magna cum laude from a joint MIT-Harvard medical program, Health Sciences and Technology. He conceived and developed non-scarring dermatologic surgery using selectively-absorbed laser pulses, which is now the preferred basis for treatment of birthmarks, pigmented lesions, tattoos, hypertrichosis and other conditions. He has made many contributions to the understanding and development of laser-tissue interactions, tissue optics, photodynamic therapy, and optical diagnostics.

An active practitioner, teacher and researcher, Dr. Anderson's research includes diagnostic tissue imaging and spectroscopy, photodynamic therapy, mechanisms of laser-tissue interactions, adipose tissue biology, low-level light effects and novel therapies for skin disorders. He has authored or co-authored over 250 scientific books and research papers, and 65 issued patents. Dr. Anderson received awards from the American Society for Laser Medicine & Surgery, and the American Academy of Dermatology.

About MELA Sciences, Inc.  (www.melasciences.com)
MELA Sciences is a medical technology company focused on the dermatology market. Through its acquisition of the XTRAC and VTRAC businesses, MELA Sciences provides products and services for the treatment of psoriasis, vitiligo and other skin conditions. The Company is also in the early commercialization stages of the MelaFind® system, an innovative software-driven technology that provides additional information to dermatologists in the management of melanoma skin cancer.

Safe Harbor
This press release includes "forward-looking statements" within the meaning of the Securities Litigation Reform Act of 1995. These statements include but are not limited to the Company's plans, objectives, expectations and intentions and may contain words such as "will," "may," "seeks," and "expects," that suggest future events or trends. These statements, including the Company's ability to generate the anticipated revenue stream from the acquired business, the Company's ability to generate sufficient cash flow to fund the Company's ongoing operations beginning in 2015 or at any time in the future, including support for the MelaFind system through the reimbursement process and the Company's ability to integrate and transition the acquired business effectively and build a leading franchise in medical dermatology, are based on the Company's current expectations and are inherently subject to significant uncertainties and changes in circumstances. Actual results may differ materially from the Company's expectations due to financial, economic, business, competitive, market, regulatory and political factors or conditions affecting the Company and the medical device industry in general, as well as more specific risks and uncertainties set forth in the Company's SEC reports on Forms 10-Q and 10-K. Given such uncertainties, any or all of these forward-looking statements may prove to be incorrect or unreliable. The Company assumes no duty to update its forward-looking statements and urges investors to carefully review its SEC disclosures available at www.sec.gov and www.melasciences.com.

Investor Contacts:
Robert W. Cook                                                                                    Andrew McDonald
MELA Sciences, Inc.                                                                       LifeSci Advisors, LLC
914-373-6936                                                                                        646-597-6987
rcook@melasciences.com                                                          Andrew@LifeSciAdvisors.com